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[KUMMER KAEMPFER BONNER & RENSHAW LETTERHEAD]



                                 March 12, 2004

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C.  20549

         RE:    U.S. PHYSICAL THERAPY, INC. NONSTATUTORY INDUCEMENT
                STOCK OPTION AGREEMENTS DATED MAY 20, 2003 AND NOVEMBER 18, 2003 REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         As special Nevada counsel to U.S. Physical Therapy, Inc., a Nevada corporation (the "Company"), we are rendering this opinion in connection with its registration statement on Form S-8 (the "Registration Statement") relating to the registration of 145,000 shares (the "Shares") of the Company's common stock, $0.01 par value per share, and the proposed sale thereof. The Shares are to be issued and sold in connection with the Company's Nonstatutory Inducement Stock Option Agreements dated May 20, 2003 (issued to Jerald L. Pullens) and November 18, 2003 (issued to Christopher J. Reading, Janna King, Lawrance W. McAfee and Glenn McDowell). This opinion letter is being furnished at the Company's request in order to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. Section 229.601(b)(5), in connection with the Registration Statement.

         We have examined all instruments, documents and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

         Based on such examination and subject to the limitations hereinabove provided, we are of the opinion that the Company has the full corporate power and authority under the laws of the State of Nevada, and under the Company's Articles of Incorporation, as amended, and Bylaws, as amended, to issue the Shares, and that such Shares, subject to the Registration Statement becoming effective under the Securities Act of 1933, as amended (the "Act"), and assuming that there are a sufficient number of authorized but unissued shares of the Company's common stock, are validly authorized shares of common stock of the Company, and when issued in accordance with the respective Nonstatutory Inducement Stock Option Agreement, upon receipt of payment therefor, will be legally issued, fully paid and nonassessable and not subject to any preemptive or similar rights.

         We express no opinion herein as to the effect or applicability of the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the state of Nevada. We hereby consent to the filing of the foregoing opinion as an exhibit to the Registration Statement filed with the Securities and Exchange Commission under the Act, and to the use of our name in the Registration Statement.

                                            Very truly yours,

                                            /s/ Kummer Kaempfer Bonner & Renshaw

                                            KUMMER KAEMPFER BONNER & RENSHAW